UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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MELLON BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mellon	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258-0001 March 11, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Financial Corporation in Pittsburgh on Tuesday, April 15, 2003, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy form promptly in the enclosed envelope or vote your shares by the Internet or telephone as described on the proxy form. Completing and returning the enclosed Proxy or voting by the Internet or telephone will not limit your right to vote in person or to attend the meeting.

Sincerely,

Martin G. McGuinn

Chairman and Chief Executive Officer

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 15, 2003, Mellon Financial Corporation (the “Corporation”) will hold its 2003 Annual Meeting of Shareholders on the 10th Floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 7, 2003, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1.	The election of directors;

2.	The ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2003; and

3.	Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a proxy form, an addressed return envelope and the Corporation’s 2002 Annual Report (which consists of the 2002 Summary Annual Report and 2002 Financial Annual Report). All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the proxy form and to return it in the addressed envelope promptly or vote by the Internet or telephone as described on the proxy form. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form that appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously voted.

By Order of the Board of Directors

Carl Krasik

Secretary

March 11, 2003

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Proxy Statement

March 11, 2003

The Board of Directors of Mellon Financial Corporation (the “Corporation”) is soliciting your proxy for the Corporation’s Annual Meeting of Shareholders scheduled to be held on Tuesday, April 15, 2003. Proxies are being solicited from holders of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

You may vote either by returning the enclosed proxy form or through the Internet or by telephone. Registered holders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. on April 14, 2003. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Whether you vote by proxy form, through the Internet or by telephone, your shares will be voted as you direct. If you sign and return your proxy form or vote by the Internet without providing voting directions, your shares will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Item 1—FOR the election as directors of the nominees of the Board of Directors set forth below; and Proxy Item 2—FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2003. If you vote by telephone, you must provide voting directions as to each Proxy Item. Regardless of your method of voting, you may revoke your proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that you are revoking your earlier proxy or by voting in person at the meeting. If you vote more than once, your latest vote will be counted.

Unless you otherwise direct, the persons appointed proxies to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting and at any adjournment of such meeting.

The close of business on Friday, February 7, 2003, has been set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 431,658,963 shares of Common Stock. The Corporation’s transfer agent holds in confidence proxies, ballots and voting tabulations that identify individual holders of Common Stock. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the proxy form, together with the Corporation’s 2002 Annual Report (consisting of the 2002 Summary Annual Report and 2002 Financial Annual Report), is expected to commence on or about March 11, 2003. For a free copy of the Corporation’s Annual Report on Form 10-K for 2002, including financial statements and any financial statement schedules, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to Carl Krasik, Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

ELECTION OF DIRECTORS (Proxy Item 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The

By-Laws also provide that the Corporation’s Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 14, effective with the 2003 Annual Meeting of Shareholders, and has nominated five directors for election at this Annual Meeting. Carol R. Brown, Seward Prosser Mellon, Mark A. Nordenberg and William E. Strickland, Jr., all of whom are currently serving as directors of the Corporation, and James F. Orr III, who is not currently a director, are nominated to the class of directors whose terms end in 2006.

Burton C. Borgelt, currently serving in the class of directors whose terms expire in 2003 and as a member of the Community Responsibility Committee, and Joab L. Thomas, currently serving in the class of directors whose terms expire in 2004 and as Vice Chairman of the Technology Committee and as a member of the Human Resources Committee, have each announced his intention to retire from the Board of Directors effective with the 2003 Annual Meeting of Shareholders. The retirements of Mr. Borgelt and Mr. Thomas are in accordance with the terms of the Corporation’s Board Policies, which provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting of Shareholders after he or she has attained the age of 70. See page 9 for additional information regarding the Board Policies.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

If one or more of the nominees is unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such substitute nominee, if any, as shall be named by the Corporate Governance and Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

Biographical Summaries of Nominees and Directors

Information regarding the nominees for election at this year’s annual meeting, as well as information regarding the continuing directors whose terms expire in 2004 and 2005, is set forth below. The shareholders at the Corporation’s 2000 annual meeting of shareholders previously elected each of the nominees except for Mr. Orr and Mr. Strickland. The Board of Directors elected Mr. Strickland a director in 2001. Mr. Orr is not currently serving on the Board.

NOMINEES FOR DIRECTOR—TERM EXPIRES 2006

Carol R. Brown                                     Director Since 1992                            Age 69

Retired (2001) President, The Pittsburgh Cultural Trust (cultural and economic growth organization). Mrs. Brown serves on the Corporation’s Community Responsibility Committee (Vice Chairman) and Human Resources Committee.

Seward Prosser Mellon Director Since 1972 Age 60 President and Chief Executive Officer, Richard K. Mellon and Sons (investments) and Richard King Mellon Foundation (philanthropy).

NOMINEES FOR DIRECTOR—TERM EXPIRES 2006

Mark A. Nordenberg                          Director Since 1998                             Age 54

Chancellor, University of Pittsburgh (major public research university). He serves on the Corporation’s Executive Committee, Community Responsibility Committee (Chairman) and Corporate Governance and Nominating Committee.

James F. Orr, III                                Not currently a Director                    Age 60

Chairman of the Board of the Rockefeller Foundation (philanthropy) (2000). From May, 2000 to December, 2001 Mr. Orr served as President and Chief Executive Officer of United Asset Management Corporation (investment management). Mr. Orr was Chairman and Chief Executive Officer of UNUM Provident Corporation (insurance provider) in 1999 and was Chairman and Chief Executive Officer of its predecessor, UNUM Corporation, from 1987 to 1999. Mr. Orr is also a director of Nashua Corporation.

William E. Strickland, Jr.                  Director Since 2001                            Age 55

President and Chief Executive Officer, Manchester Bidwell Corporation (education of inner-city youth and economically disadvantaged individuals). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

DIRECTORS—TERM EXPIRES 2004

Jared L. Cohon                                   Director Since 1998                             Age 55

President, Carnegie Mellon University (private coeducational research university) (1997). Dr. Cohon is also a director of American Standard Companies Inc. He serves on the Corporation’s Audit Committee and will serve on the Corporate Governance and Nominating Committee following the 2003 Annual Meeting.

Ira J. Gumberg                                    Director Since 1989                             Age 49

President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate investment and development). Mr. Gumberg is also a director of
Jo-Ann Stores, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Chairman) and Risk Committee (Vice Chairman).

Edward J. McAniff                             Director Since 1994                            Age 68

Of Counsel to O’Melveny & Myers (full-service law firm), where Mr. McAniff was a partner from 1970 through January 31, 1999. Mr. McAniff is also Visiting Professor of Law, University of Oregon Law School (major public university law school). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

DIRECTORS—TERM EXPIRES 2004

Martin G. McGuinn                           Director Since 1998                             Age 60

Chairman and Chief Executive Officer of the Corporation (1999), Chairman and Chief Executive Officer of Mellon Bank, N.A. (“Mellon Bank”) (1998) and President of Mellon Bank (2001). From 1998 to 1999, Mr. McGuinn served as Vice Chairman of the Corporation. From 1990 to 1998, Mr. McGuinn was Vice Chairman of the Corporation and of Mellon Bank. He serves as Chairman of the Corporation’s Executive Committee.

David S. Shapira                                 Director Since 1986                            Age 61

Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Vice Chairman), Risk Committee (Chairman) and Technology Committee.

DIRECTORS—TERM EXPIRES 2005

J. W. Connolly                                     Director Since 1989                             Age 69

Retired Senior Vice President, H. J. Heinz Company (food manufacturer). Mr. Connolly serves on the Corporation’s Executive Committee, Audit Committee, Human Resources Committee (Vice Chairman) and Corporate Governance and Nominating Committee (Chairman).

Steven G. Elliott                                 Director Since 2001                             Age 56

Senior Vice Chairman of the Corporation and of Mellon Bank (2001). From 1999-2001, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of the Corporation and Mellon Bank. From 1998 to 1999, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of Mellon Bank and Vice Chairman and Chief Financial Officer of the Corporation. From 1992 to 1998, he served as Vice Chairman and Chief Financial Officer of the Corporation and of Mellon Bank. Mr. Elliott serves on the Corporation’s Executive Committee.

Robert Mehrabian                              Director Since 1994                             Age 61

Chairman, President and Chief Executive Officer, Teledyne Technologies Incorporated (advanced industrial technologies) (1999). From 1997 to 1999, Dr. Mehrabian served as Executive Vice President and Segment Executive, Aerospace, Electronics and Industrial, of Allegheny Teledyne Incorporated (specialty metals and diversified businesses). Dr. Mehrabian is also a director of PPG Industries, Inc. He serves on the Corporation’s Executive Committee, Audit Committee and Technology Committee (Chairman).

Wesley W. von Schack                       Director Since 1989                             Age 58

Chairman, President and Chief Executive Officer, Energy East Corporation (energy services company). Mr. von Schack is also a director of Energy East Corporation and RTI International Metals, Inc. He serves on the Corporation’s Executive Committee, Human Resources Committee (Chairman), Corporate Governance and Nominating Committee (Vice Chairman) and Technology Committee.

Action by Shareholders

The five nominees receiving the highest numbers of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 2006. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Item 1), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS’ COMPENSATION; ADVISORY BOARD

The Board of Directors held 11 regular meetings and one special meeting during 2002. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 2002. With the exception of the Executive Committee, all Board committees are composed of directors who are not officers of the Corporation.

The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board. The Committee also reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met one time during 2002.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of (i) the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting, (ii) the independence and performance of the Corporation’s independent auditors and internal auditors and (iii) compliance with related legal and regulatory requirements. It provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. The Head of the Corporation’s Audit and Risk Review Department meets with the Committee at each meeting of the Committee, and the Corporation’s independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for reviewing significant reports from regulatory authorities that relate to its purpose. The Corporation’s independent public accountants are appointed by the Board of Directors upon the Committee’s recommendation and ratified by the shareholders. The Audit Committee met eight times during 2002. See “Audit Committee Report” on pages 27 and 28.

Effective January 15, 2002, the Audit Committee assumed all of the responsibilities of the Corporation’s former Trust and Investment Committee that were consistent with its Charter and function as an audit committee. These responsibilities primarily related to oversight of the Corporation’s trust and investment activities. This action reflected the repositioning actions taken by the Corporation in 2001 (and particularly in the fourth quarter) to sharpen its strategic focus as a fee-based provider of financial services for institutions, corporations and affluent individuals.

Effective January 1, 2003, certain responsibilities previously discharged by the Audit Committee were assumed by the Risk Committee (described on pages 7 and 8).

Corporate Governance and Nominating Committee

Effective January 1, 2003, the Nominating Committee changed its name to the Corporate Governance and Nominating Committee to more accurately reflect both its traditional and newly defined responsibilities. It is the responsibility of the Corporate Governance and Nominating Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Corporation and to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation. The Committee will periodically review, develop and recommend Board Policies to the Board which represent the corporate governance principles of the Corporation, including the compensation of directors who are not employees of the Corporation or its subsidiaries, and the responsibilities of the committees of the Boards of the Corporation and Mellon Bank. The Corporate Governance and Nominating Committee also recommends to the Corporation’s Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon Bank (DE) National Association, Mellon United National Bank, Mellon 1st Business Bank, Boston Safe Deposit and Trust Company (collectively the “Banks”), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities. The Committee also recommends appointments of directors as members of committees of the Boards of the Corporation and Mellon Bank.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 2, Section 4 of the Corporation’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year’s annual meeting of shareholders. For the Corporation’s annual meeting to be held in 2004, the notice deadline under the By-Law will be January 16, 2004.

The Committee also has oversight responsibility for the self-evaluation process of the Corporation’s Board, the orientation of new Board members and the continuing education of Directors. The Committee has sole authority to retain any search firm to be used to identify director candidates, including approval of fees and other retention terms. The Committee met one time during 2002.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer, the Senior Vice Chairman and such other senior officers of the Corporation and its subsidiaries as it decides. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and reviews reports regarding the operation and administration of the Corporation’s employee benefit plans. The Committee administers the Corporation’s Profit Bonus Plan and Long-Term Profit Incentive Plan (1996), including the making of awards thereunder. The Committee is responsible for conducting a formal, written evaluation of the performance of the Chief Executive Officer annually and formulating a succession plan for the Chief Executive Officer and other senior officers. See “Compensation Committee Report” beginning on page 24. The Human Resources Committee met nine times during 2002.

Community Responsibility Committee

The Community Responsibility Committee has general oversight responsibility for the Corporation’s policy concerning overall compliance with the Community Reinvestment Act (“CRA”) and Fair Lending laws. In addition, the Committee has specific responsibilities for reviewing the Corporation’s overall policy and goals concerning CRA and Fair Lending activities, monitoring each Bank’s compliance and reviewing the report of the Corporation’s contributions program. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Community Responsibility Committee met three times during 2002.

Risk Committee

The Risk Committee was formed effective January 1, 2003 to assist the Board of Directors in fulfilling its oversight responsibilities in respect of: (i) the risks inherent in the Corporation’s businesses and the control processes with respect to such risks; (ii) the risk profile of the Corporation; (iii) the Corporation’s risk management, compliance and control activities; and (iv) compliance with legal and regulatory requirements and the integrity of the Corporation’s system of operational controls regarding such compliance.

The Committee is also responsible for reviewing significant reports from regulatory agencies relating to risk and compliance issues. In consultation with management, the independent auditors and the internal auditors, it is the Committee’s responsibility to review significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, review of credit, market, fiduciary, liquidity, reputation, operational and strategic risks.

Technology Committee

The Technology Committee has general oversight responsibility for the role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation. The Technology Committee met four times during 2002.

Directors’ Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,500 (to be increased to $2,916.67 effective April 15, 2003) and, in addition, a fee of $1,200 (to be increased to $1,400 effective April 15, 2003) for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. Also, this meeting fee is payable for each day’s attendance by a director at a continuing education program. Directors attending such a program are also reimbursed for tuition fees and out-of-pocket expenses. Effective January 1, 2003, the Board adopted an orientation fee of $500 per meeting payable to a director in his or her first term or to a director who has assumed new responsibilities for attendance at orientation meetings. In addition, each director who serves as a Committee Chairman receives an annual retainer of $4,500 (to be increased to $7,500 for the Audit Committee Chairman and $6,000 for all other Committee Chairmen, effective April 15, 2003). The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation’s Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation’s 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board (the “Directors Deferred Compensation Plan”), which pays interest at a rate based on the 120-month moving average rates on 10-year Treasury Notes, plus a premium based on years of service, subject to a floor of 7.5% for periods from and after January 2002. Effective January 1, 2002, directors may also invest their future deferrals in certain variable return funds.

In addition, non-employee directors receive stock option grants under the Corporation’s Stock Option Plan for Outside Directors (2001), a plan under which options to purchase 3,300 shares of Common Stock are granted to non-employee directors each year on the third business day following the Corporation’s annual meeting of shareholders. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date. Non-employee directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares and with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date but with all other terms identical to those options granted under the Plan on the regular grant date. If the director’s service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. In the event of a change in control of the Corporation, as defined, all unvested option grants under the Plan would become immediately exercisable. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 2002, each non-employee director was granted an option covering 3,300 shares of Common Stock at an exercise price of $38.61 per share.

As part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Giving Program that is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director’s death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

As a further part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Matching Gift Program. Under this Program, the Corporation will match on a 1 to 1 basis donations by non-employee directors to qualifying charitable organizations up to a maximum of $5,000 per director per calendar year.

Advisory Board

The Corporation’s Advisory Board provides general policy advice and assistance on various business matters to the Board and management of the Corporation. Advisory Board members participate in meetings and other activities of the Board of Directors and Committees of the Board but are not entitled to vote or take part in any formal action by the Board or Committees of the Board. In 1999, the Board of Directors revised the Corporation’s Board Policies to express an intention to phase out the Advisory Board over time. Under revised Board Policies, any person (1) who had reached age 65 at December 31, 1999 but who has not reached age 72 at the time of his or her election to the Advisory Board and (2) who has served on the Corporation’s Board of Directors is eligible for election or reelection by the Board of Directors to the Advisory Board. In lieu of service on the Advisory Board, such eligible persons may elect to receive upon retirement from the Board a lump sum payment equal to the estimated present value of two years of Advisory Board compensation. Advisory Board members receive the same compensation, including option grants, as members of the Board of Directors. The lump sum payment would be made to their Directors Deferred Compensation Plan account or in cash if they do not participate in the Directors Deferred Compensation Plan. In 2002, no persons served on the Advisory Board.

CORPORATE GOVERNANCE MATTERS

The corporate governance principles and practices of the Corporation are set forth in the Board Policies of the Board of Directors. The Board Policies cover a wide range of subjects such as criteria for the nomination of Directors, procedural matters relating to meetings of the Board, Board Committees, Stock Ownership Guidelines (discussed in footnote 4 on pages 12-13), the Advisory Board, management authority and matters that require Board approval, Committee Charters and the compensation schedule for Directors.

The Board Policies provide that a Director is expected to retire from the Board effective as of the date of the Annual Meeting after he or she has attained the age of 70. A Director who retires from, or otherwise discontinues his or her active employment or substantially changes his or her position or responsibilities with, the business or other enterprise with which he or she was primarily affiliated at the time of his or her most recent election to the Board is expected to tender his or her resignation as a Director at the time such retirement, discontinuance or change becomes effective.

The Board Policies require the Board annually to evaluate its performance, and the Board conducted a self-assessment in December, 2002. Board Policies encourage Director attendance at quality continuing education programs (in 2002, five Directors attended or participated in such programs), provide for succession planning for the Chief Executive Officer and other senior officers and provide that the Board and any Committee has the ability to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary. The Human Resources Committee has completed and the Board has approved a succession plan for the Chief Executive Officer.

At each Board meeting, Directors are offered the opportunity to hold an executive session without any Corporation officer present and chaired by a Committee Chairman or other senior director. In 2002, five executive sessions of the Board were held. Executive sessions of the Audit Committee, Risk Committee and Human Resources Committee are held following each meeting of those Committees.

New Board members have an orientation program consisting of in-depth meetings with each of the Chief Financial Officer and the Secretary and any additional meetings with senior officers that the Director may request.

The Corporation is currently reviewing the Securities and Exchange Commission’s new rule on disclosure of the existence and identity of a financial expert on the Audit Committee that will not become effective until later this year. At this time the Corporation has not completed its review of this new rule.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 2002. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other banking, investment management, money market, interest rate risk and foreign exchange transactions with certain directors and executive officers of the Corporation and their associates. In addition, the Banks and other subsidiaries act as transfer agent for and as fiduciaries, custodians or recordkeepers under various employee benefit plans of and as investment managers and providers of cash management and securities lending services to certain customers, officers of which are directors of the Corporation and of Mellon Bank.

During 2002, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction. On April 29, 2002, Mellon Bank and Gumberg Associates — Chapel Square entered into a five-year lease pursuant to which Mellon Bank, as lessee, rents space at the Waterworks Mall in Pittsburgh, Pennsylvania, as a private banking center. Mellon Bank makes monthly rental payments of $5,184 to Gumberg Associates — Chapel Square under this lease. Ira J. Gumberg, a director of the Corporation, is a 1% General Partner and a 40 2/3% Limited Partner in Gumberg Associates — Chapel Square. The annual rental payments under this lease represent less than 1% of the aggregate annual revenues of the Waterworks Mall shopping complex. The Corporation paid approximately $125,000 to the law firm of O’Melveny & Myers in connection with legal services performed for the Corporation during 2002 which amount represents approximately one-fortieth of 1% of the firm’s revenues for its most recent fiscal year. Edward J. McAniff, a director of the Corporation, is Of Counsel to O’Melveny & Myers. Mr. McAniff does not perform any legal services for the Corporation. Under the terms of his arrangement with O’Melveny & Myers, Mr. McAniff receives a fixed dollar retirement payment from the firm that is not related to any fees paid by the Corporation.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each Director, other than Mr. McGuinn and Mr. Elliott, who are officers of the Corporation, is an independent director. In reaching these determinations, the Board reviewed both guidelines and the individual circumstances of each director and determined that each Director, other than Mr. McGuinn and Mr. Elliott, satisfied each guideline.

The guidelines applied by the Board consist of the following:

(1)    Whether the director is a senior officer or significant stockholder, partner or member of an organization that had a relationship or transaction in 2002 or through February, 2003 with the Corporation or any of its subsidiaries, and if so, whether such relationship or transaction was on substantially the same terms (including, if applicable, interest rates and collateral) as those prevailing at the time for comparable transactions by the Corporation or any of its subsidiaries with other persons without such a director. If the transaction involved an extension of credit, the Corporation or its subsidiary shall have followed credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions by the Corporation or its subsidiary with other persons without such a director and the extension of credit currently does not involve more than the normal risk of repayment or present other unfavorable features.

(2)    Whether the director is a senior officer or significant stockholder, partner or member of an organization that had a relationship or transaction with the Corporation or any of its subsidiaries in

2002 and either (i) the revenues received by the Corporation and its subsidiaries from such relationship during 2002 represented 5% or more of the revenues of the Corporation and its subsidiaries for 2002 or (ii) the revenues received by the other company from the Corporation and its subsidiaries during its most recent year represented 5% or more of its annual revenues for that year.

(3)    Whether the director is, or within the past five years has been, employed by the Corporation or any of its subsidiaries.

(4)    Whether the director is directly receiving, or within the past five years has directly received, fees or other payments from the Corporation or any of its subsidiaries except in his or her capacity as a director.

(5)    Whether an immediate family member of the director currently serves, or within the past five years has served, as a senior officer of the Corporation.

(6)    Whether the director is a sponsor or organizer of, or has a 5% or greater interest in, an investment vehicle and the Corporation (i) was the initial investor, (ii) is the largest investor or (iii) has investments exceeding 5% of the aggregate investments.

(7)    Whether the director is a senior officer of a charitable organization and the Corporation’s discretionary contributions to the organization during any of the past three years represented 5% or more of the organization’s total contributions for that year.

(8)    Whether the director is a partner, member or holds a similar position in an accounting firm, law firm, consultant or other professional services firm and either (i) the director directly performed services for the Corporation or any of its subsidiaries in 2002, or (ii) the payments made by the Corporation and its subsidiaries to such firm exceeded 5% of the firm’s revenues for its most recent year.

For purposes of these guidelines, a significant stockholder, partner or member will normally be considered a general partner or a stockholder, limited partner or member owning more than 5% of the voting or equity interests.

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 7, 2003, the amount of the Corporation’s Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 15 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)(3)(4)

Burton C. Borgelt	64,914
Carol R. Brown	59,103
Stephen E. Canter	321,527
Jared L. Cohon	13,871
J.W. Connolly	89,964
Steven G. Elliott	1,327,002
Ira J. Gumberg	222,191
David F. Lamere	213,468	(5)
Edward J. McAniff	50,221
Martin G. McGuinn	1,385,620	(5)
Robert Mehrabian	35,612
Seward Prosser Mellon	351,656
Mark A. Nordenberg	12,356
Ronald P. O’Hanley	239,406
James F. Orr, III	—	(6)
David S. Shapira	107,180
William E. Strickland	2,994
Joab L. Thomas	76,140
Wesley W. von Schack	109,159	(5)
Directors, Nominees and Executive Officers as a group (27 persons)	5,979,111

(1)	On February 7, 2003, none of the individuals named in the above table beneficially owned more than 1% of the Corporation’s outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.38% of the Corporation’s outstanding Common Stock.

(2)	The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 7, 2003, through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Mr. Borgelt, 37,712; Ms. Brown, 29,612; Mr. Canter, 29,914; Dr. Cohon, 12,156; Mr. Connolly, 53,912; Mr. Elliott, 418,528; Mr. Gumberg, 45,812; Mr. Lamere, 89,673; Mr. McAniff, 43,040; Mr. McGuinn, 366,006; Dr. Mehrabian, 29,612; Mr. Mellon, 53,912; Mr. Nordenberg, 12,156; Mr. O’Hanley, 26,547; Mr. Shapira, 53,912; Mr. Strickland, 2,894; Dr. Thomas, 37,712; Mr. von Schack, 47,912; and all directors, nominees and executive officers as a group, 1,885,518 shares.

(3)	On February 7, 2003, an aggregate of 710,218 shares of Common Stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the six beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley and three executive officers not included in the above table. On February 7, 2003, the following individuals and group held the following numbers of deferred share awards representing an economic interest in an equivalent number of shares of Common Stock held by the Trusts (which shares are included in the total for such individuals and group in the above column): Mr. Elliott, 426,363 shares; Mr. O’Hanley, 64,486 shares; and all directors, nominees and executive officers as a group, 688,478 shares.

(4)

Effective January 1, 2003, the Corporation implemented Stock Ownership Guidelines for approximately 30 members of senior management (including the named executive officers) and the Board of Directors. For the named executive officers, the Guideline is a number of shares equal to 25 (for Messrs. McGuinn and Elliott) or 10 (for Messrs. Canter, O’Hanley and Lamere) times the executive’s base salary for 2002, divided by the average price of Common Stock for the one-year period immediately prior to the adoption of the Guidelines. Each named executive officer has already achieved his Guideline amount. Other senior officers are required to achieve the ownership Guideline within five years. Until the Guideline is achieved, executives will be required to retain 75 percent of the net shares delivered through the Corporation’s Executive Compensation Programs, subject to exclusions permitting shares to be sold for certain defined purposes. The existence of such exclusions does not affect the requirement that an executive must meet the applicable Guideline within the five-year period. The Stock Ownership Guidelines for directors, also effective January 1, 2003, provide that each director who is not an employee of the Corporation or any subsidiary shall hold for as long as he or she remains a director at least 75% of the net shares acquired upon the exercise of director stock options, subject to exclusions permitting shares to be sold for certain defined purposes including (i) payment of the exercise price of the option and related taxes, (ii) payment of education expenses, (iii) purchase of a primary residence, (iv) making of charitable gifts and (v) as part of an estate planning process if the estate planning purpose is approved by the Corporate Governance and Nominating Committee.

(5)	Includes the following shares held by the director’s spouse, as to which the director disclaims beneficial ownership: Mr. McGuinn, 32,497 shares; Mr. Lamere, 19,379 shares; and Mr. von Schack, 1,216 shares.

(6)	Mr. Orr, a nominee for director, purchased 20,000 shares of Common Stock on February 19, 2003.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation’s Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the KBW 50 Index and the Standard & Poor’s 500 Stock Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among S&P 500 Index, KBW 50 Index and Mellon Financial Corporation

	December 31,
	1997	1998	1999	2000	2001	2002
Mellon Financial Corporation	100	115.9	117.5	173.4	135.5	95.6
KBW 50 Index	100	108.3	104.5	125.5	120.3	111.9
S&P 500 Index	100	128.5	155.5	141.4	124.6	97.2

*	Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation’s five most highly compensated officers, including the chief executive officer (the “named executive officers”).

	Annual Compensation						Long-Term Compensation
							Awards				Payouts	All Other Compensation ($)(5)
Name and Principal Position	Year	Salary($)		Bonus(1)($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)(2)(3)(4)		Securities Underlying Options		LTIP Payouts ($)
MARTIN G. MCGUINN	2002	$900,000	(6)	$1,200,000		$21,766	$7,000,918		329,853		$-0-	$331,602
Chairman and Chief	2001	875,000		1,200,000		19,653	4,819,165		248,517		1,341,518	202,779
Executive Officer	2000	800,000		1,500,000		11,975	4,152,000		238,592		1,365,188	226,321

STEVEN G. ELLIOTT	2002	660,000	(6)	588,000	(7)	16,009	4,985,135	(7)	219,481		-0-	274,599
Senior Vice Chairman	2001	641,667		588,000	(7)	20,013	3,671,540	(7)	130,000		950,636	131,431
	2000	586,667		735,000	(7)	9,228	3,419,283	(7)	100,000		950,636	147,160

RONALD P. O’HANLEY	2002	500,000		787,500		1,796	433,143		17,872	(8)	-0-	72,510
Vice Chairman	2001	500,000		960,000		1,066	400,545		20,000		142,898	27,904
	2000	500,000		1,162,500		478	486,200		-0-		142,898	23,178

STEPHEN E. CANTER	2002	450,000		858,750		1,401	463,290		15,839		-0-	42,455
Vice Chairman	2001	450,000		825,000		1,343	344,430		24,450		167,063	16,066
	2000	450,000		1,012,500		1,027	422,400		25,477		167,063	14,765

DAVID F. LAMERE	2002	345,000		637,500		950	266,685		18,248		-0-	31,825
Vice Chairman	2001	345,000		543,750		919	228,330		23,336		214,562	11,786
	2000	300,000		675,000		477	281,600		-0-		214,562	9,775

(1)	Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Common Stock or deferred share awards equivalent to restricted shares. In calculating the number of restricted shares or deferred shares to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award is divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or award. The restricted stock awards for Messrs. O’Hanley, and Canter each reflect an additional 4,528 shares of restricted stock which were granted in January 2003 as a result of their achievement of certain business synergy performance goals for 2002. The restrictions generally prevent transfer or sale of the stock or award for a three-year period and subject the shares or award to forfeiture in the event the executive terminates his employment with the Corporation during that three-year period, other than through retirement. Deferred share awards represent the Corporation’s promise to pay the number of shares of Common Stock covered by the award to the executive at a later date elected by the executive. The executive may elect to take a greater portion of his bonus in restricted stock or deferred share awards, with the number of shares or awards covered by such awards determined as described above. The aggregate market value of such restricted stock or deferred share awards on the award date is disclosed as Long-Term Compensation under “Restricted Stock Awards”.

(2)	In 2002 Messrs. McGuinn and Elliott received grants of performance accelerated restricted stock in the following respective share amounts: 170,202; 111,286. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met. The performance goals require that for years after 2001 both earnings per share and return on common equity targets must be met. If the performance goals for a particular year are met, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive.

(3)	Except for deferred share awards, dividends are paid on the awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation’s Common Stock. Dividend equivalents are paid on the deferred share awards at the same rate and at the same time as the dividends on the Common Stock, but are withheld by the Corporation until the payout date elected by the executive.

(footnotes continued on next page)

(4)	The number and value of the aggregate restricted stock and deferred share awards of each of the named officers at the end of 2002 were as follows: Mr. McGuinn—388,653/$10,147,730; Mr. Elliott—394,663/$10,304,651; Mr. O’Hanley—131,301/$3,428,269; Mr. Canter—141,840/$3,703,442; Mr. Lamere—65,337/$1,705,949. Value was determined using the Common Stock’s December 31, 2002 closing price of $26.11 per share in the New York Stock Exchange Composite Transactions.

(5)	Includes for 2002 for Messrs. McGuinn, Elliott, O’Hanley, Canter, and Lamere, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation’s Elective Deferred Compensation Plan for Senior Officers, $188,855, $206,758, $56,923, $33,106, $19,084; (ii) matching contributions under the Corporation’s Retirement Savings Plan, a 401(k) plan, $7,150, $7,800, $6,217, $6,834 and $6,194; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $132,187, $58,302, $8,731, $1,241, $6,158; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $3,410, $1,739, $639, $1,274 and $389. With respect to clause (iii) above, the Corporation made premium payments in 2002 on insurance policies for the named executives under the Mellon Bank Senior Executive and Optional Life Insurance Plans prior to the passage of the Sarbanes-Oxley Act of 2002 (the “SOA”). Due to uncertainty regarding the treatment of such premium payments under the SOA, the Corporation suspended making further premium payments on such policies for its executive officers after the passage of the SOA. The amounts shown in clause (iii) were calculated assuming no further premium payments are made under the policies. The named executive officers participated in 2002 in a co-investment program with Mellon Ventures, the Corporation’s venture capital group. Each named officer participated in substantially similar limited partnerships in 2001 and 2000. Under this program, in January, 2002 each officer personally committed to invest the following amounts in 2002 in a newly formed limited partnership: Mr. McGuinn, $150,000, Mr. Elliott, $150,000, Mr. O’Hanley, $112,500, Mr. Canter, $112,500, Mr. Lamere, $37,500. Each officer funded one-half of his commitment on or about May 17, 2002 as the first of two scheduled capital calls by the partnership. Due to a lower than expected volume of investments by Mellon Ventures in 2002, the partnership’s second scheduled capital call was cancelled and, as required by the Partnership documents, approximately 57% of the first capital call (plus interest at a floating money market rate averaging approximately 1.18% per annum) was repaid to each of the officers in January, 2003. The officers will receive the returns on their investment. Additionally, each officer will receive 90% of the returns on three times the officer’s investment (which amount was invested by the Corporation) after payment of an 8% preferred return to the Corporation. The officer’s right to receive returns following termination of employment (other than due to death, disability or retirement) on the portion invested by the Corporation is subject to a five-year vesting schedule. No returns were paid to any of the five named executive officers in 2002, except for the return of capital and interest from the 2002 partnership described above. It is anticipated that a new investment partnership will be formed each year. For the 2003 partnership, the named executive officers will receive the returns on their investment only, and no amounts are to be invested by the Corporation in connection with the participation of the named executives. No amounts relating to the Mellon Ventures co-investment program are included in the Summary Compensation Table.

(6)	Neither Mr. McGuinn nor Mr. Elliott received a base salary increase in 2002. The higher amounts shown for 2002 compared with 2001 reflect the full year impact of base salary increases each received in May 2001.

(7)	Mr. Elliott was awarded a bonus of $1,176,000 for 2002 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott was awarded a bonus of $1,176,000 for 2001 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott elected to receive 25% of his 2000 bonus of $1,470,000 in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. These awards are reflected in the “Restricted Stock Awards” column.

(8)	Of these options, 2,033 were granted in January 2003 as a result of Mr. O’Hanley’s achievement of certain business synergy performance goals for 2002. See “Option Grants in 2002” on page 17 for details on grants made in 2002.

Option Grants in 2002

Shown below is information on grants of stock options pursuant to the Corporation’s Long-Term Profit Incentive Plan (1996) (the “Option Plan”) during 2002. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the amount and terms of all grants thereunder. No stock appreciation rights were granted in 2002. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

	Individual Grants					Grant Date Present Value ($)(5)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2002	Exercise Price (per share) ($)	Expiration Date
MARTIN G. MCGUINN	239,853	(1)(2)	3.8%	38.19	5/19/12	3,712,924
	90,000	(2)(3)	1.4%	38.70	1/17/12	1,414,800

STEVEN G. ELLIOTT	156,827	(1)(2)	2.5%	38.19	5/19/12	2,427,682
	62,654	(2)(3)	1%	38.70	1/17/12	984,921

RONALD P. O’HANLEY	15,839	(2)(3)	.3%	38.70	1/17/12	248,989

STEPHEN E. CANTER	15,839	(2)(3)	.3%	38.70	1/17/12	248,989

DAVID F. LAMERE	2,409	(2)(4)	*	29.23	11/18/06	17,056
	15,839	(2)(3)	.3%	38.70	1/17/12	248,989

*	Less than .1%.
(1)	Option is exercisable annually in thirds beginning on 5/20/2003. Transferable to immediate family members and entities for their benefit.

(2)	Reload option rights are attached, and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option. Reload option rights are not transferable.

(3)	Option is exercisable annually in thirds beginning on 1/18/2003. Transferable to immediate family members and entities for their benefit.

(4)	These reload option grants become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. Transferable to immediate family members and entities for their benefit. The reload option grant shown above would become exercisable as follows: Mr. Lamere, 11/05/2005.

(5)	Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three-year period prior to grant of the option (31.25%); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 1.24% to 1.78%); (iii) the risk-free rate of return represents the average monthly yield on 10-year Treasury Notes over the 12-month period prior to grant of the option as derived from the Standard & Poor’s Research Insight Database (i.e., from 4.81% to 5.02%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (8% to 11% for 2002 grants); (vi) reload options are valued assuming that the option holder does not sell any of the shares acquired on exercise of the underlying option before the vesting date of the reload option.

Aggregated Option/SAR Exercises in 2002 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 2002 by each of the named executive officers and the value of unexercised options on December 31, 2002. No SARs are currently outstanding.

	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
MARTIN G. MCGUINN	0	0	335,223	722,394	$0	$0

STEVEN G. ELLIOTT	73,846	812,168	397,643	381,580	573,862	0

RONALD P. O’HANLEY	0	0	21,267	35,304	0	0

STEPHEN E. CANTER	0	0	23,151	62,715	0	0

DAVID F. LAMERE	3,347	41,352	84,393	40,787	855,500	831

(1)	The “Value Realized” is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2)	The “Value of Unexercised In-the-Money Options at Year-End” is equal to the difference between the option exercise price and the Common Stock’s December 31, 2002 closing price of $26.11 per share in the New York Stock Exchange Composite Transactions.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. McGuinn, Elliott, O’Hanley, Canter and Lamere are, 22, 15, 6, 8 and 20, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

Average Annual Base Salary	Estimated Annual Pension for Representative Years of Credited Service
	10	15	20	25	30	35

$ 200,000	$28,000	$41,500	$55,500	$69,500	$83,500	$97,500
300,000	43,000	64,000	85,500	107,000	128,500	150,000
400,000	58,000	86,500	115,500	144,500	173,500	202,500
500,000	73,000	109,000	145,500	182,000	218,500	255,000
600,000	88,000	131,500	175,500	219,500	263,500	307,500
700,000	103,000	154,000	205,500	257,000	308,500	360,000
800,000	118,000	176,500	235,500	294,500	353,500	412,500
900,000	133,000	199,000	265,500	332,000	398,500	465,000
1,000,000	148,000	221,500	295,500	369,500	443,500	517,500
1,100,000	163,000	244,000	325,500	407,000	488,500	570,000
1,200,000	178,000	266,500	355,500	444,500	533,500	622,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank. The benefits set forth above are not subject to any deduction for Social Security or other offset amounts.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Messrs. McGuinn and Elliott

Under the terms of their employment agreements (discussed below), Messrs. McGuinn and Elliott will each be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis would be a monthly amount equal to the named executive’s “Final Average Compensation” multiplied by a “Service Percentage” and reduced by the total monthly amount of benefits provided under all retirement plans maintained by the Corporation and Mellon Bank. “Final Average Compensation” generally means 1/12th of the sum of the executive’s base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive’s employment by the Corporation that produces the highest amount. “Service Percentage” generally means 2.0% for each full or partial year of employment the named executive has completed with the Corporation or with a prior employer if treated as credited service with the Corporation. If the named executive’s termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. Based on 2002 compensation, and assuming retirement at age 65, supplemental annual retirement benefits payable to each of these two named executives are estimated as follows: Mr. McGuinn—$1,134,000; Mr. Elliott—$748,000.

Employment Agreements with Named Executive Officers

Mr. McGuinn

Effective February 1, 2001, Mr. McGuinn entered into an employment agreement with the Corporation with a term lasting until January 31, 2004. The employment agreement provides for an annual base salary of $825,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. McGuinn’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. McGuinn commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options and restricted stock, other than stock options granted with deferred cash incentive awards and performance-based awards, will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. McGuinn had remained employed. If Mr. McGuinn’s employment terminates due to retirement (as defined in the Employment Agreement) prior to age 65, then to the extent not previously earned, the restrictions on his performance accelerated restricted stock awards granted during the term of agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. If Mr. McGuinn’s employment terminates after age 65 for any reason, all unvested performance accelerated restricted stock granted during the term of the agreement shall immediately derestrict. If Mr. McGuinn’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans.

Mr. Elliott

Effective February 1, 2001, Mr. Elliott entered into an employment agreement with the Corporation with a term lasting until January 31, 2004. The employment agreement provides for an annual base salary of $605,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. Elliott’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options and restricted stock, other than stock options granted with deferred cash incentive awards and performance-based awards, will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans.

Mr. O’Hanley

Effective January 1, 2003, Mr. O’Hanley entered into an employment agreement with the Corporation with a term lasting until December 31, 2006, which provides that he will serve as President of Mellon Institutional Asset Management and as a Vice Chairman of the Corporation. Under the agreement, Mr. O’Hanley will receive a base salary of $525,000, subject to annual review, an annual bonus of up to four times the amount of his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,540,000. Mr. O’Hanley is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. O’Hanley’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. O’Hanley’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus and performance accelerated restricted stock will immediately derestrict. If Mr. O’Hanley’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus restricted stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2006 that the executive’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. O’Hanley had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Canter

Effective January 1, 2003, Mr. Canter entered into an employment agreement with the Corporation with a term lasting until December 31, 2007, which provides that he will serve as the Chairman and Chief Executive Officer of The Dreyfus Corporation and as a Vice Chairman of the Corporation. Under the agreement, Mr. Canter will receive a base salary of $500,000, subject to annual review, an annual bonus of up to four times the amount of his annualized base salary as of the end of the calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,687,500. Mr. Canter is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under the employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Canter’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, and (c) to the extent that restrictions on certain outstanding performance accelerated restricted stock awards have not lapsed on the date of termination, the restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003); and (d) all other restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. The employment agreement also provides that if Mr. Canter terminates employment at or after age 65, all unvested performance accelerated restricted stock awards granted to him during the term of the agreement will immediately derestrict. If Mr. Canter’s employment terminates prior to age 65 other than due to disability or death, the restrictions on his unvested performance accelerated restricted stock awards granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant, and all other restricted stock awards will fully derestrict. Where his employment terminates due to disability or death, all of his restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans. Mr. Canter had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Lamere

Effective January 1, 2003, Mr. Lamere entered into an employment agreement with the Corporation with a term lasting until December 31, 2005, which provides that Mr. Lamere will serve as Chairman and Chief Executive Officer of Mellon New England, Executive Vice President of Mellon Bank and as a Vice Chairman of the Corporation. Under the agreement, Mr. Lamere will receive a base salary of $400,000, subject to annual review, an annual bonus of up to four times his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $700,000. Mr. Lamere is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Lamere’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. Lamere’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus stock and performance accelerated restricted stock will immediately derestrict. If Mr. Lamere’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2005 that Mr. Lamere’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. Lamere had a prior employment agreement with the Corporation that ended on December 31, 2002.

Change in Control Severance Agreements—Senior Officers

The Corporation has entered into change in control severance agreements (the “Agreements”) with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive’s highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

Change in Control Benefits—Other Employees

Displacement Program

Under the Corporation’s Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation’s discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation’s Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank’s tax-qualified retirement plan will be permitted if it would cause the plan’s assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation’s shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation’s consolidated total assets prior to the transaction, (b) more than 50% of the total voting power of the surviving corporation is held by the Corporation’s shareholders immediately prior to the transaction, (c) at least a majority of the members of the board of directors of the surviving corporation were directors of the Corporation prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

COMPENSATION COMMITTEE REPORT

Introduction

The Corporation’s Human Resources Committee (the “Committee”) is composed entirely of independent outside directors. Among the Committee’s duties is the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation’s compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation’s compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation’s shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation’s compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the “Bonus Plan”) and awards under the Long-Term Profit Incentive Plan (1996) (the “Option Plan”). Through this structure, the Committee places emphasis on the “at risk” elements of compensation for senior managers. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 2002 in the Corporation’s overall compensation policy for senior managers.

Awards under the Corporation’s incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation’s operating and strategic plans is the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. Under the Option Plan, deferred cash incentive awards payable in the amount of an option’s exercise price were awarded in connection with certain prior option grants. In the event the exercisability of the related option is accelerated, the deferred cash incentive award becomes payable and must be used by the executive to pay the option’s exercise price upon exercise. Deferred cash incentive awards will only be payable if the Corporation achieves certain pre-established performance goals. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria: earnings or earnings per share; return on equity, assets or investment; revenues; expenses; stock price; market share; charge-offs; or non-performing assets. The Committee may apply its discretion, where the goals have been met, only to decrease the preestablished amount of the award. These requirements have been imposed so that the amounts paid to executive officers under such awards will qualify for the “performance based compensation” exception to the cap on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Base Salary

None of the named executive officers received a base salary increase in 2002. Mr. McGuinn and Mr. Elliott are each entitled to annual review of his base salary by the Committee under the terms of his employment contract with the Corporation (see “Employment Agreements with Named Executive Officers” on pages 19 and 20), but no base salary action was taken in 2002. Messrs. O’Hanley, Canter and Lamere entered into new Employment Agreements with the Corporation effective January 1, 2003 pursuant to which each of them received a base salary increase beginning January 1, 2003. Prior to entering into their new Employment Agreements, Mr. O’Hanley and Mr. Canter had not received a base salary increase since October, 1999, and Mr. Lamere had not received a base salary increase since January, 2001. See pages 20-22 for a summary of their Employment Agreements.

Option Plan Awards

In 2002, the Committee reviewed the long-term incentive component of total compensation for Messrs. McGuinn and Elliott and awarded them additional stock options and restricted stock grants which are described below. In conducting its review, the Committee reviewed compensation data based on a survey of comparable executive officers of 20 other broad-based financial institutions similar to the Corporation in terms of its various lines of business. Of these comparative institutions, some are included within the KBW Index used for the Performance Graph on page 14. Based on the comparative compensation data reviewed by the Committee, the value of the “at risk” component of compensation represented by these options and restricted stock grants, coupled with the Corporation’s annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation’s senior executive compensation package while creating a significant incentive for the executives and aligning their financial interests with those of the Corporation’s shareholders. The number of options and amount of restricted stock previously granted to each executive together with total compensation as reflected in the comparative compensation data referenced above were considered in determining the number of shares covered by each award.

In May of 2002, Messrs. McGuinn and Elliott received grants of stock options, which will become exercisable annually in thirds beginning in 2003. (See the table for “Option Grants in 2002” on  page 17).

In May of 2002, Messrs. McGuinn and Elliott also received grants of performance accelerated restricted stock. The shares are restricted against transfer for seven years and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Committee are met or if the related provisions of Mr. McGuinn’s employment agreement are satisfied. The performance goals require that for years after 2001 both earnings per share and return on common equity targets must be met. If the performance goals are met for a particular year, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate and at the same time as paid to other holders of the Corporation’s Common Stock. The performance goals for 2002 were not achieved, and the restrictions against transfer did not lapse for 2002 with respect to any of Mr. McGuinn’s or Mr. Elliott’s awards of performance accelerated restricted stock.

The Committee reviews the performance of senior managers annually and if preestablished performance goals are met, determines within its discretion as described above whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, is a significant element of the incentive component of total compensation for the Corporation’s senior managers. As discussed above, the payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 2001 and 2002, the Committee adopted performance goals applicable to calendar years 2001 and 2002, respectively, which required certain levels of net income available to Common Stock or earnings per share of Common Stock or return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. These performance goals for 2001 and 2002 were not achieved by the Corporation. As a result, no deferred cash incentive awards were paid in 2002 or in 2003.

Bonus Plan Awards

The Committee considered and approved bonus awards for 2002 for the Corporation’s senior managers, including Mr. McGuinn and the other named executive officers, which were generally payable 75% with cash and 25% with restricted shares of the Corporation’s Common Stock. In connection with making awards under the Corporation’s Bonus Plan for 2002, the Committee again examined the performance of its senior managers. In 2002, the Corporation met the challenge of a weak economy with relatively good performance. Having successfully completed its transformation from a traditional bank to a global financial services company, the Corporation is focused on executing its strategy to achieve sustainable growth and is poised to grow. The Committee compared the Corporation’s financial performance with that of its closest peers and also noted that over the course of 2002, the Corporation maintained its capital ratios at the well-capitalized level. The Corporation’s return on shareholder equity in 2002 was among the highest in the financial services industry. The Corporation also took a number of actions in 2002 to improve performance and manage risk, which are intended to benefit results in future years. 2002 was the critical execution year for the LEAP (Lifting Earnings and Performance) initiative. Moreover, the Corporation has continued its development of a performance-driven culture. The Corporation also established itself as a leader in financial disclosures through a commitment to expense stock options, early certification of financials, leading pension disclosures and loan portfolio breakout disclosures.

The starting point for determining bonus awards was a formula that reflected each manager’s position and performance evaluation. The product of that formula was initially reduced by 20% for senior managers (including Mr. McGuinn and the other named executive officers), which was consistent with 2002 corporate financial performance. Individual and organization/business unit performance were then considered in determining final award amounts for 2002. This review focused on the individual performance of each officer for full year 2002. The Committee completed a formal, written performance evaluation for Mr. McGuinn utilizing the criteria of Strategy, Financial Results, Building Capability, CEO Leadership and Board and Governance Leadership Performance and received input from the full Board on the evaluation. In determining Mr. McGuinn’s Bonus Plan award for 2002, the Committee evaluated him within the context of the year experienced by the Corporation with respect to its 2002 operating plan, as well as his performance evaluation and his leadership in planning and implementing the strategic and operating initiatives described above that are designed to increase the long-term value of the Corporation’s franchise. In recognition of Mr. McGuinn’s leadership and performance during 2002, he received a Bonus Plan award of $1,600,000. This was the same Bonus Plan award he received for 2001 and represented an approximate 30% reduction from the result the formula referenced above would have produced. Each other officer was evaluated based in significant measure upon performance in the following areas: Results-Based Goals, Shared Values, Leadership Priorities, Business Synergy Initiatives, Risk Management and Financial Performance (income, expenses, assets under management, operating margin and return on capital).

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction to compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. As discussed above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that qualify for the ordinary business expense deduction as “performance based compensation” under Section 162(m).

The Corporation and the Committee continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation’s compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee examines particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The Human Resources Committee of the Board of Directors presents the foregoing Report.

Wesley W. von Schack, Chairman	J. W. Connolly, Vice Chairman
Carol R. Brown	Joab L. Thomas

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of the Corporation’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was initially approved by the Audit Committee and the Board in April 2000 and most recently amended in December 2002 (effective January 1, 2003).

As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and with KPMG LLP (“KPMG”), the Corporation’s independent public accountants for 2002. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

The Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Corporation is compatible with maintaining the accountants’ independence and has discussed with KPMG their independence. Following the enactment of the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee or its Chairman (acting pursuant to delegated authority) pre-approved all new non-audit services (as defined in the SOA) proposed to be performed by KPMG. Initially, such pre-approval was on an individual engagement basis. Because of administrative and timing issues caused by this approach, in December 2002 the Audit Committee pre-approved categories of non-audit services KPMG may perform for the Corporation in 2003. These categories include the types of matters shown under “Other Audit and Audit-Related Services” on page 29 together with due diligence assistance in connection with acquisitions; consultation on accounting issues, internal control, risk management and regulatory compliance; and assistance with tax compliance. Proposed non-audit services that are not covered by the pre-approved categories may be pre-approved on an individual engagement basis. The Committee is reviewing the rules on audit committee pre-approval of audit and non-audit services adopted by the Securities and Exchange Commission in late-January 2003 to determine its manner of compliance with these rules when they become effective.

The Audit Committee reviewed and discussed the issue of periodic mandatory rotation of independent accountants and concluded that the benefits to the Corporation from continued retention of KPMG (including the firm’s in-depth understanding of the Corporation) combined with the results of inquiries and discussion by the Committee as to KPMG’s independence outweighed any potential benefits of such a policy. In this connection, the Committee reviewed and considered quality control processes employed by KPMG and the backgrounds and experience of and internal rotation policies covering senior KPMG professionals working on the Corporation’s audit. KPMG policies require the rotation of the engagement partner and reviewing partner every five years, and assignments of these positions are timed so that both positions do not rotate at the same time. The Committee will, however, continue to review these issues particularly in light of rules on auditor independence adopted by the Securities and Exchange Commission in late-January 2003. The Committee also considered the low level of fees paid to KPMG in 2002 for services that were not audit or audit-related. Fees paid to KPMG in 2002 and 2001 are detailed on page 29.

For information on the allocation of responsibilities among management, the internal auditors, the independent auditors and the Audit Committee, see “Allocation of Responsibilities” in the Audit Committee Charter as filed with the Securities and Exchange Commission. The members of the Audit

Committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that they are not professionally engaged in the practice of auditing or accounting.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors presents the foregoing Report.

Ira J. Gumberg, Chairman
Jared L. Cohon	Robert Mehrabian
J. W. Connolly	David S. Shapira, Vice Chairman

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 2)

The Board of Directors, at its February 18, 2003 meeting and acting on the recommendation of the Audit Committee, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2003. KPMG LLP served as the Corporation’s independent public accountants for the year ended December 31, 2002. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Board of Directors will reconsider its selection.

The following table sets forth fees billed to the Corporation by KPMG LLP for professional services rendered for 2002 and 2001:

			2002 (in thousands)			2001 (in thousands)
Audit Fees			$2,804(1)(a)			$2,542(1)(a)

Financial Information Systems Design and Implementation Fees			$-0-(2)			$-0-(2)

Other Services

Other Audit and Audit-Related Services
Statement on Auditing Standards No. 70 Assurance Services	$2,483			$2,322
Regulatory and Employee Benefit Plan Financial Statement Audits	$2,787			$2,395
Compliance Attestation Services for Subsidiaries	$822			$656
Process and Risk Management Control Reviews	$-0-			$638
Other Audit and Audit-Related	$290			$920

Total Other Audit and Audit-Related Services	$6,382	(b)		$6,931	(b)

Tax Matters	$569	(c)		$507	(c)
Other	$185	(d)		$234	(d)

Total Other Services (including Other Audit and Audit-Related Services)			$7,136			$7,672

Total Audit and Audit-Related Services ((a) plus (b))			$9,186			$9,473

Total Non-Audit and Non-Audit-Related Services ((c) plus (d))			$ 754			$ 741

Total			$9,940(3)			$10,214(3)

(1)	Aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements for the years ended December 31, 2002 and 2001, respectively, and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for 2002 and 2001, respectively.

(2)	Aggregate fees billed for professional services rendered for 2002 and 2001 for information technology services relating to financial information systems design and implementation.

(3)	Excludes $1,913,000 and $3,740,000 of collective trust fund fees and expenses billed by KPMG LLP for 2002 and 2001, respectively, which are not expenses of the Corporation.

Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item 2), the Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2003.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 2003 annual meeting. If any other business should properly come before the meeting, it is the intention of those named in the proxies solicited hereby to vote the shares represented by such proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2004, the notice deadline under the By-Law is December 12, 2003. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation’s proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2004, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 12, 2003.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation assists its executive officers and directors with fulfilling these requirements based on information provided by such persons and obtained from its internal records. Based on its review of such forms, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Corporation believes that, for 2002, all such filing requirements were met.

PROXY SOLICITATION

The cost of solicitation of proxies for the 2003 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained Mellon Investor Services LLC, 44 Wall Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, nominees and other institutional holders. A fee of $7,500 plus expenses will be paid to Mellon Investor Services for these services. In addition, the Corporation has agreed to pay Mellon Investor Services a fee of approximately $30,000 in connection with project management and technical services to be provided by MIS relating to the distribution of the Corporation’s Proxy Statement and Annual Report to employees and former employees participating in employee benefit and stock option programs. Mellon Investor Services is a wholly owned subsidiary of the Corporation.

By Order of the Board of Directors

Carl Krasik

Secretary

March 11, 2003

—  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

Reservation Form for Mellon Financial Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 3, 2003. All other admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification).

I expect to attend the Annual Meeting at 10:00 A.M., on April 15, 2003, in Pittsburgh, PA.

Name ................................................................................
(Please Print)

Address ............................................................................
(Please Print)
.............................................................................................

(Please complete and return in the enclosed envelope if you plan to attend the Annual Meeting)

 Mellon Financial Corporation

This Proxy is solicited on behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Carl Krasik, William E. Marquis and Richard M. Pearlman, or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Mellon Financial Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 15, 2003, at 10:00 A.M., on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Item 2.

(Continued, and to be signed and dated, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

You can now access your Mellon Financial account online.

Access your Mellon Financial Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Mellon Financial Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

•    SSN

•    PIN

•    Then click on the (Establish

      PIN) button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•    SSN

•    PIN

•    Then click on the (Submit)

      button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•    Certificate History

•    Book-Entry Information

•    Issue Certificate

•    Payment History

•    Address Change

•    Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

Mark Here for Address Change or Comments	☐

Proxy Item 1 — The election of directors		Nominees: 01 Carol R. Brown, 02 Seward Prosser Mellon, 03 Mark A. Nordenberg, 04 James F. Orr, III, 05 William E. Strickland, Jr.

FOR all nominees listed herein (except as withheld in space provided) ☐	WITHHOLD AUTHORITY to vote for all nominees listed herein ☐

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

		Proxy Item 2 — Ratification of appointment of KPMG LLP as independent public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

By checking the box to the right, I consent to the future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Corporation may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Corporation’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated: ______________________, 2003

Δ    FOLD AND DETACH HERE    Δ

Vote by Internet or Telephone or Mail

Internet and Telephone voting is available 24 Hours a Day, 7 Days a Week until 11 PM on Monday, April 14, 2003.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/mel

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the 2002 Annual Report (consisting of the 2002

Summary Annual Report and the 2002 Financial Annual Report)

and Proxy Statement on the Internet at www.mellon.com/annual